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As filed with the Securities and Exchange Commission on April 10, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALCIDE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	22-2445061
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8561 154th Avenue N.E.
Redmond, Washington 98052
(Address of principal executive offices, including zip code)

ALCIDE CORPORATION 2001 STOCK INCENTIVE PLAN
(Full title of the plan)

JOHN P. RICHARDS
Chief Financial Officer and President
Alcide Corporation
8561 154th Avenue N.E.
Redmond, Washington 98052
(425) 882-2555
(Name, address and telephone number, including area code, of agent for service)

Copy to:

JAMES R. LISBAKKEN
Perkins Coie LLP
1201 Third Avenue, Suite 4800
Seattle, Washington 98101-3099

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to Be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)

Common Stock, par value $0.01 per share, under the Alcide Corporation 2001 Stock Incentive Plan	275,000	$23.45	$6,448,750	$593.29

(1)
Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance under the Alcide Corporation 2001 Stock Incentive Plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant's outstanding common stock.

(2)
Form S-8 Registration Statement filed with the Securities and Exchange Commission on February 13, 1996 (File No. 333-00909) for the Registrant's 1993 Stock Option Plan has been post-effectively amended to provide that up to 50,000 shares of the Registrant's common stock previously authorized for issuance under the Registrant's 1993 Stock Option Plan may now be issued under the Registrant's 2001 Stock Incentive Plan, provided such shares (a) were not issued or subject to outstanding options under the 1993 Stock Option Plan as of July 19, 2001, the date the Registrant's Board of Directors approved the 2001 Stock Incentive Plan or (b) are shares subject to outstanding options as of July 19, 2001 that subsequently cease to be subject to such options (other than by reason of exercise of the options). No additional stock options will be granted under the Registrant's 1993 Stock Option Plan.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The calculation of the registration fee is based upon a per share price of $23.45, which was the average of the high ($23.89) and low ($23.00) sales prices of the Registrant's common stock on April 5, 2002, as reported by the NASDAQ National Market.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed with the Securities and Exchange Commission (the "Commission") by the registrant, Alcide Corporation, a Delaware Corporation (the "Registrant"), are hereby incorporated by reference in this Registration Statement:

        (a)  The Registrant's Annual Report on Form 10-K for the year ended May 31, 2001, filed on August 16, 2001, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

        (b)  The Registrant's Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 2001, November 30, 2001 and February 28, 2002 filed on October 12, 2001, January 14, 2002, and April 9, 2002, respectively;

        (c)  The description of the Registrant's Common Stock contained in the Registration Statement on Form 8-A, filed with the Commission on August 8, 1983, under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendments or reports filed for the purpose of updating such description; and

        (d)  All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above.

        All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4. DESCRIPTION OF SECURITIES

        Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

        Not applicable.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        As permitted by Section 145 of the Delaware General Corporation Law, Article 10 of the Registrant's Amended Certificate of Incorporation (the "Certificate") eliminates a director's personal liability for monetary damages to the Registrant and its stockholders arising from a breach or alleged breach of a director's fiduciary duty except for liability under Section 174 of the Delaware General Corporation Law or liability for any breach of the director's duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit. The effect of this provision in the Certificate is to eliminate the rights of the Registrant and its stockholders (through stockholder's derivative suits on behalf of the Registrant) to recover monetary damages against a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above.

        Section 7 of Article VII of the Registrant's By-Laws (the "By-Laws") provides for the indemnification of officers, directors and employees. In addition, the Company has entered into an indemnification agreement ("Indemnification Agreement") with each officer and director of the Registrant (each an "Indemnitee"). Under Section 7 of Article VII of the By-Laws and these Indemnification Agreements, the Registrant has agreed to indemnify an Indemnitee to the fullest extent permitted by Delaware law for losses and expenses incurred in connection with actions in which the Indemnitee is involved by reason of having been a director or employee of the Registrant.

        The Registrant also maintains an insurance policy insuring its directors and officers against liability for certain acts and omissions while acting in their official capacities.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

        Not applicable.

Item 8. EXHIBITS

Exhibit No.	Description
5.1	Opinion of Perkins Coie LLP regarding legality of the common stock being registered
23.1	Consent of Independent Public Accountants
23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)
24.1	Power of Attorney (see signature page)
99.1	Alcide Corporation 2001 Stock Incentive Plan (incorporated by reference to Exhibit 10.33 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 2002)

Item 9. UNDERTAKINGS

A.    The undersigned Registrant hereby undertakes:

        (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

        (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington, on the 8th day of April, 2002.

ALCIDE CORPORATION
By:	/s/ JOHN P. RICHARDS John P. Richards Chief Financial Officer and President

POWER OF ATTORNEY

        Each person whose individual signature appears below hereby authorizes John P. Richards and Joseph A. Sasenick, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 8th day of April, 2002.

Signature	Title
/s/ JOSEPH A. SASENICK Joseph A. Sasenick	Chief Executive Officer and Chairman of the Board of Directors
/s/ JOHN P. RICHARDS John P. Richards	Chief Financial Officer, President and Secretary
/s/ CHARLES A. BAKER Charles A. Baker	Director
/s/ THOMAS L. KEMPNER Thomas L. Kempner	Director
/s/ WILLIAM G. SPEARS William G. Spears	Director

INDEX TO EXHIBITS

Exhibit No.	Description
5.1	Opinion of Perkins Coie LLP regarding legality of the common stock being registered
23.1	Consent of Independent Public Accountants
23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)
24.1	Power of Attorney (see signature page)
99.1	Alcide Corporation 2001 Stock Incentive Plan (incorporated by reference to Exhibit 10.33 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 2002)

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PART II INFORMATION REQUIRED IN REGISTRATION STATEMENT
  Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
  Item 4. DESCRIPTION OF SECURITIES
  Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
  Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  Item 7. EXEMPTION FROM REGISTRATION CLAIMED
  Item 8. EXHIBITS
  Item 9. UNDERTAKINGS
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS